EXHIBIT (23)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 33-25332, 33-31434, 33-43854, 33-58798, 33-52773, 333-03191, 333-16363, 333-26867, 333-32461, 333-32491, 333-32499, 333-32567, 333-35324, 333-41920, 333-47450, 333-54234, 333-73252, 333-107677, 333-140837, 333-156403, 333-160752 and 333-163637 on Form S-8 and Post-Effective Amendments to Registration Statement Nos. 333-03191, 333-35324, and 333-47450, on Form S-8, and Registration Statement Nos. 333-157790 and 333-163020 on Form S-3 of our reports dated February 8, 2010, relating to the financial statements and financial statement schedule of The Boeing Company, and the effectiveness of The Boeing Company’s internal control over financial reporting appearing in the Annual Report on Form 10-K, for the year ended December 31, 2009.

/S/ DELOITTE & TOUCHE LLP

Chicago, Illinois

February 8, 2010

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